California First Leasing Corporation ‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗
CONTACT: S. Leslie Jewett
(949) 255-0500
ljewett@calfirstlease.com

CALIFORNIA FIRST LEASING CORPORATION ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFER

NEWPORT BEACH, CALIFORNIA, December 16, 2022 -- California First Leasing Corporation (the “Company” or “CalFirst Lease”, OTCQX: CFNB) today announced the preliminary results of its tender offer to purchase up to 375,000 shares of its common stock for cash at a price per share of $16.00, which expired at 5:00 p.m., New York City time on December 15, 2022.

Based on the preliminary count by Computershare Trust Company, N.A, the depositary for the tender offer, the tender offer was oversubscribed and a total of 639,375 shares of CalFirst Leasing’s common stock, $0.01 par value per share (“Common Stock”), were properly tendered and not properly withdrawn.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the depositary, CalFirst Lease has elected to exercise its right to purchase up to an additional 2% of its outstanding shares of Common Stock and accordingly, has accepted for purchase 580,683 shares of Common Stock on a pro rata basis, except for tenders of odd lots, which were accepted in full. At a price of $16.00 per share, the aggregate cost is approximately $9,290,928, excluding fees and expenses relating to the tender offer. The 580,683 shares that the Company expects to accept for purchase represent approximately 5.6% of the Company’s Common Stock outstanding as of December 15, 2022. The Company has been informed by the depositary that the preliminary proration factor for the tender offer is approximately 90.8% percent.

The number of shares to be purchased are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary. The final number of shares of Common Stock to be purchased will be announced following the completion by the depositary of the confirmation process. Payment for Common Stock accepted for purchase under the tender offer, and return of all other shares tendered and not purchased, will occur promptly thereafter.

The Company may, in the future, decide to purchase additional shares of Common Stock in the open market, through private transactions, via tender offers or otherwise subject to applicable law. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the tender offer described herein. Whether the Company makes additional repurchases in the future will depend on many factors, including but not limited to its business and financial performance, the business and market conditions at the time, including the price of the Common Stock, and other factors the Company considers relevant.

The information in this release is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to sell shares of CalFirst Lease Common Stock. The tender offer was made only pursuant to the offer to purchase dated November 15, 2022 and the related documents that were filed with the Securities and Exchange Commission (the “SEC”). Stockholders who have questions or would like additional information about the tender offer may contact the information agent, Georgeson LLC, at (866) 828-4305. In addition, all of the materials and all other offer documents filed are available at no charge on the SEC’s website at www.sec.gov.

California First Leasing Corporation registered as an internally managed non-diversified closed-end investment company under the Investment Company Act of 1940, as amended, in February 2022. The Company continues its lease business while using equity investments to maximize current income and generate capital appreciation.

This release contains forward-looking statements, such as references to the completion of the tender offer, the number of shares of Common Stock expected to be purchased, the estimated proration factor and the payment for shares of Common Stock pursuant to the tender offer. These statements, including their underlying assumptions, are subject to risk and uncertainties and are not guarantees of future performance. Results may differ due to various factors, such as the possibility that conditions to completion of the tender offer are not satisfied or the proration factor was inadvertently miscalculated. For further details of these risks, you should read our filings with the SEC, including our Schedule TO and other documents which have been filed with the SEC.

The statements presented in this release speak only as of the date of the release. Except as otherwise required by applicable law, the Company does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

5000 Birch Street, Suite 500, Newport Beach, California 92660

Phone: 800-496-4640    949-255-0500    www.calfirstlease.com